Exhibit 10.1

November 15, 2022

VIA PERSONAL DELIVERY

Ersin Yumer

Dear Ersin:

This letter (the “Agreement”) confirms the agreement between you and TuSimple Holdings, Inc. (the “Company”) regarding the terms described below.

1.     Separation Date. Your employment with the Company will end on November 25, 2022 (the “Separation Date”). During the remainder of your employment with the Company, you will continue to be paid your current base salary and the Company will provide you all employee benefits to which you are entitled. You understand and agree that during the remainder of your employment with the Company you will perform your job to the best of your ability and in good faith and that you will comply with all Company policies.

2.     Final Pay and COBRA Insurance Benefits. Regardless of whether you sign this Agreement, on the Separation Date, the Company will provide your final pay, which represents all of your (i) earned but unpaid compensation, less lawful deductions and (ii) accrued but unused vacation time or PTO (the “Final Pay”). Under separate cover following the Separation Date, you will receive information about your rights, if any, to continue your participation in the Company’s health insurance plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. Except as set forth herein, you will not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company subsequent to the Separation Date.

3.     Effective Date and Revocation. You have up to 5 calendar days after you receive this Agreement to review it. However, you may sign and return this Agreement sooner if you wish. You agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 5-calendar day period. This Agreement will become effective on the date you sign it (the “Effective Date”). You are advised to consult an attorney of your own choosing before signing this Agreement. You represent that you have had the opportunity to review this Agreement and, specifically, the release in Section 5 of this Agreement, with an attorney of your choice. You also agree and acknowledge that you are receiving benefits and payments to which you would not otherwise be entitled unless you sign this Agreement, that you have voluntarily consented to the release set forth in Section 5 of this Agreement and that you have entered into this Agreement freely, knowingly and voluntarily.

Ersin Yumer

November 15, 2022

4.     Certain Payments and Benefits.

(a)     Provided that this Agreement becomes effective pursuant to its terms and you remain in compliance with this Agreement at all times:

(i)     the Company shall provide you with a lump sum payment of $340,800, which is 80% of your annual base compensation, less applicable withholdings and deductions, which will be paid within five (5) business days following the later of the Separation Date and the Effective Date;

(ii)     to the extent that you timely elect continued coverage under COBRA, the Company shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (x) the last day of the period ending on the date that is eighteen (18) months following the Separation Date, (y) the expiration of your continuation coverage under COBRA or (z) the date that you become eligible for substantially equivalent health insurance coverage in connection with new employment; and

(iii)     the total number of vested shares subject to each of your then-outstanding equity awards subject to time-based vesting shall be determined by adding six (6) months to your actual period of employment as of the Separation Date and, in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed satisfied in accordance with the terms set forth in the award agreement evidencing the applicable equity award.

(b)     You acknowledge and agree that the Company and the Company Releasees have fully satisfied any and all obligations owed to you arising out of or relating to your employment with the Company or any of the Company Releasees, and no further sums, payments or benefits are owed to you by the Company or any of the Company Releasees arising out of or relating to your employment with the Company or any of the Company Releasees, except as expressly provided in this Agreement

(c)     You also acknowledge and agree that you are receiving benefits and payments to which you would not otherwise be entitled unless you sign this Agreement, that you have voluntarily consented to the release set forth in Section 5 of this Agreement and that you have entered into this Agreement freely, knowingly and voluntarily

5.     Release of All Claims. To the fullest extent permitted by law, you, for and on behalf of yourself and your heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly waive, release and forever discharge any and all claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, affiliates, stockholders, owners, directors, officers, employees, consultants, attorneys, agents, representatives, assigns and employee benefit plans, and each of their subsidiaries, affiliates, estates, predecessors, successors and assigns (each, individually, a “Company Releasee,” collectively referred to as the “Company Releasees”) with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the National Labor

Ersin Yumer

November 15, 2022

Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, and all other federal, state and local laws and regulations relating to employment that may be legally waived and released. Execution of this Agreement does not bar (i) a claim for breach of this Agreement, (ii) any claim for coverage under any D&O or other similar insurance policy, (iii) any claim for indemnification under any written agreement with the Company, Company bylaws or applicable law or (iv) any claim that may not be waived under applicable law.

You further expressly acknowledge and agree that all rights that you may have based on any unknown and undiscovered facts, and all rights that are provided in California Civil Code Section 1542 are expressly waived. California Civil Code Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, you waive any and all Claims that might arise as a result of such different or additional claims or facts

You represent that you have not filed any complaints, charges, or lawsuits against the Company with any governmental agency or any court. You agree that you will not initiate or encourage any such actions regarding the claims released under this Agreement, whether on your own behalf or in a representative capacity, and will not participate in any such action, whether individually or as a member of a class or other collective mechanism. However, nothing in this Agreement prevents you from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local agency (each a “Governmental Agency”). However, to the extent permitted by applicable law, by entering into this Agreement, you expressly waive any right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by you or on your behalf by an administrative agency, related in any way to the matters released herein. It is the intention of the Parties that with the execution of this release, the Company Releasees will be absolutely, unconditionally and forever discharged of and from all obligations related in any way to the matters released herein, except as otherwise required by law.

Notwithstanding the foregoing, nothing in this Agreement or any other agreement that you have with the Company shall prohibit or restrict you from (i) making any voluntary disclosure of information or documents concerning possible violations of law to any Governmental Agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company, (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that employee has reason to believe is unlawful or (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934.

Ersin Yumer

November 15, 2022

Pursuant to 18 U.S.C. § 1833(b), you hereby acknowledge that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and you is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.

You hereby further acknowledge and agree that the Company and all other Company Releasees have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Releasee, and that no further payments or benefits are owed to you by the Company or any other Company Releasee.

6.     Legal Fees. In the event that a court or arbitrator finds that you filed an action based on any claim released pursuant to Section 5 of this Agreement, the Company, as the prevailing party, shall be entitled to any and all legal fees and expenses arising out of or relating to such claim.

7.     No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

8.     Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company. This Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

9.     Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company; provided, however, that you may retain documents and information regarding your compensation and benefits as an employee of the Company.

10.     Non-Disparagement. Subject to the permitted disclosures in Section 5, you agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that it shall instruct its officers

Ersin Yumer

November 15, 2022

and directors not to make any negative or disparaging statements (orally or in writing) about you except as required by law. Nothing in this provision prohibits or is intended to discourage any communications or disclosures required or permitted by law, including information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

11.     Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

12.     Choice of Law and Venue. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions). Any dispute regarding the meaning, effect or validity of this Agreement or any provision thereof shall be resolved in accordance with the laws of the State of California, without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in or with jurisdiction over San Diego County, California, and each party consents to the jurisdiction thereof. You hereby acknowledge and agree that you are individually represented by your own legal counsel in negotiating the terms of this Agreement, including without limitation all of the terms of this paragraph.

13.     Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to you from the Company or its subsidiaries would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination date (or death, if earlier) and (ii) if the timing of execution of this Agreement affects whether the payments provided under Section 4 otherwise would commence in the calendar year of the Separation Date or a subsequent year, the payments shall commence in the subsequent year.

14.     Cooperation. You agree to cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with

Ersin Yumer

November 15, 2022

notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph. This paragraph shall not require you to cooperate with the Company regarding any charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency in which you are asked by such agency to maintain information in confidence.

15.     Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile or .pdf signature will be deemed an original and valid signature.

[SIGNATURE PAGE FOLLOWS]

Ersin Yumer

November 15, 2022

Please indicate your agreement with the above terms by signing below.

TUSIMPLE HOLDINGS, INC.

By:	/s/ Cheng Lu
Cheng Lu
Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Ersin Yumer Signature of Ersin Yumer

Dated:	November 15, 2022